Exhibit 99.1

Cognex Reports Record First Quarter Revenue

NATICK, Mass.--(BUSINESS WIRE)--April 30, 2012--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the first quarter of 2012. Selected financial data for the quarter ended April 1, 2012, are compared to the first and fourth quarters of 2011 in Table 1 below.

Table 1

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q1-12	$77,709,000	$14,282,000	$0.33
Prior year’s quarter: Q1-11	$74,394,000	$13,636,000	$0.32
Change from Q1-11 to Q1-12	4%	5%	2%
Prior quarter: Q4-11	$84,042,000	$19,099,000	$0. 44
Change from Q4-11 to Q1-12	(8%)	(25%)	(26%)

“Our results for the first quarter of 2012 were very good and exceeded our own expectations,” said Dr. Robert J. Shillman, Chairman of Cognex. “We reported the highest first quarter revenue in Cognex’s 31-year history. We were also highly profitable, reporting an operating margin of 23% and a net margin of 18%, even with our continued investments for future growth.”

“We are pleased with our performance during the quarter,” said Robert J. Willett, Chief Executive Officer of Cognex. “Both revenue and earnings increased over the prior year’s first quarter despite an ongoing downturn in the semiconductor and electronics capital equipment market. Our strong execution led to year-on-year growth in a range of industries including automotive, paper and consumer products.”

“Based on the current order momentum, we expect to report solid sequential growth in revenue for the second quarter,” concluded Mr. Willett.

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2012

  Revenue for the first quarter of 2012 increased 4% from the first quarter of 2011, and decreased 8% from the prior quarter. Revenue growth year-on-year came from the factory automation and surface inspection markets. Growth in these two markets was partially offset by a $6 million decline in revenue from the semiconductor and electronics capital equipment market (SEMI). Revenue decreased on a sequential basis as expected due to a typical seasonal decline in factory automation revenue and lower surface inspection revenue from the record level realized in Q4-11. SEMI revenue increased 28% from the prior quarter as this market began to show some signs of recovery.
  Gross margin was 75% in the first quarter of 2012, consistent with the gross margin reported for both the first and fourth quarters of 2011.
  Research, development and engineering (RD&E) spending in the first quarter of 2012 increased 9% from the first quarter of 2011, and was essentially flat with the prior quarter. The increase year-on-year is due to the addition of engineering personnel intended to accelerate new product introductions.
  Selling, general and administrative (SG&A) spending in the first quarter of 2012 increased 5% from the first quarter of 2011, and decreased 1% from the prior quarter. The increase year-on-year is due to sales force expansion and higher stock option expense.
  The tax rate was 21% in the first quarter of 2012, compared to 23% in the first quarter of 2011 and 12% in the prior quarter. The decrease year-on-year is primarily because a higher percentage of income was earned in lower tax jurisdictions. The increase from the prior quarter is primarily because the fourth quarter included a benefit of $1,750,000 from tax adjustments. A reconciliation of the tax rate from GAAP to non-GAAP is shown in Exhibit 2.

Balance Sheet Highlights – April 1, 2012

  Cognex’s financial position as of April 1, 2012, was very strong, with no debt and $384,733,000 in cash and investments. Cognex paid out $4,271,000 in dividends to shareholders in the first quarter of 2012.

Financial Outlook

  Cognex expects revenue for Q2-12 to be between $82 million and $85 million. Continued year-on-year growth in revenue from the factory automation and surface inspection markets is expected to be offset by significantly lower revenue from the semiconductor, electronics and solar industries due to a market downturn that began in mid-2011. Gross margin is expected to be at approximately the same level as reported for Q1-12. Operating expenses are expected to increase by up to 3% on a sequential basis. And the effective tax rate is expected to be 21%.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful because they allow investors to more accurately assess and compare the company’s results over multiple periods, and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, the GAAP presentation of cost of revenue, RD&E and SG&A expenditures includes stock option expense. Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share when it evaluates its continuing operational performance, and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment. In that case, the tax effect of such items is estimated by applying such specific tax rate or tax treatment.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 244-4635 (or (703) 639-1178 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, May 3, 2012. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States) and the access code is 1575370.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived replay on the Cognex Investor Relations website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 750,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, expected areas of growth, research and development activities, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to penetrate new markets; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; (19) information security breaches or business systems disruptions; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2011. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 1,	Dec. 31,	Apr. 3,
	2012	2011	2011

Revenue	$77,709	$84,042	$74,394

Cost of revenue (1)	19,058	21,204	18,383

Gross margin	58,651	62,838	56,011
Percentage of revenue	75%	75%	75%

Research, development, and engineering expenses (1)	10,361	10,350	9,482
Percentage of revenue	13%	12%	13%

Selling, general, and administrative expenses (1)	30,549	30,932	29,161
Percentage of revenue	39%	37%	39%

Operating income	17,741	21,556	17,368
Percentage of revenue	23%	26%	23%

Foreign currency loss	(638)	(424)	(59)

Investment and other income	975	556	400

Income before income tax expense	18,078	21,688	17,709

Income tax expense	3,796	2,589	4,073

Net income	$14,282	$19,099	$13,636
Percentage of revenue	18%	23%	18%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.34	$0.45	$0.33
Diluted	$0.33	$0.44	$0.32

Weighted-average common and common-equivalent shares outstanding:
Basic	42,570	42,144	41,336
Diluted	43,590	42,982	42,286

Cash dividends per common share	$0.10	$0.10	$0.08

Cash and investments per common share	$8.98	$8.47	$7.62

Book value per common share	$13.75	$13.10	$12.18

(1) Amounts include stock option expense, as follows:
Cost of revenue	$308	$142	$235
Research, development, and engineering	867	536	809
Selling, general, and administrative	2,139	1,561	1,308
Total stock option expense	$3,314	$2,239	$2,352

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 1,	Dec. 31,	Apr. 3,
	2012	2011	2011

Revenue (GAAP)	$77,709	$84,042	$74,394

Operating income (GAAP)	$17,741	$21,556	$17,368
Stock option expense	3,314	2,239	2,352
Operating income excluding stock option expense (Non-GAAP)	$21,055	$23,795	$19,720
Percentage of revenue (Non-GAAP)	27%	28%	27%

Income before income tax expense (GAAP)	$18,078	$21,688	$17,709

Income tax expense (GAAP)	$3,796	$2,589	$4,073
Effective tax rate (GAAP)	21%	12%	23%

Tax adjustments:
True up of annual tax rate	-	(1,963)	-
Discrete tax events	-	213	-
	-	(1,750)	-

Income tax expense excluding tax adjustments (Non-GAAP)	$3,796	$4,339	$4,073
Effective tax rate (Non-GAAP)	21%	20%	23%

Net income excluding tax adjustments (Non-GAAP)	$14,282	$17,349	$13,636
Percentage of revenue (Non-GAAP)	18%	21%	18%

Net Income (GAAP)	$14,282	$19,099	$13,636
Stock option expense, net of tax	2,227	1,525	1,561
Net income excluding stock option expense (Non-GAAP)	$16,509	$20,624	$15,197
Percentage of revenue (Non-GAAP)	21%	25%	20%

Net income per diluted share (GAAP)	$0.33	$0.44	$0.32
Stock option expense per diluted share, net of tax	0.05	0.04	0.04
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.38	$0.48	$0.36

Net income per diluted share (GAAP)	$0.33	$0.44	$0.32
Tax adjustments per diluted share	-	(0.04)	-
Net income per diluted share excluding tax adjustments (Non-GAAP)	$0.33	$0.40	$0.32

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	April 1,	December 31,
	2012	2011

Assets

Cash and investments	$384,733	$357,440

Accounts receivable	45,595	48,206

Inventories	27,807	28,098

Property, plant, and equipment	32,720	31,744

Goodwill and intangible assets	100,054	100,939

Other assets	47,072	45,454

Total assets	$637,981	$611,881

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$30,772	$39,388

Income taxes	5,943	6,055

Deferred revenue and customer deposits	12,473	13,458

Shareholders' equity	588,793	552,980

Total liabilities and shareholders' equity	$637,981	$611,881

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended
	Apr. 1,	Dec. 31,	Apr. 3,
	2012	2011	2011

Revenue	$77,709	$84,042	$74,394

Revenue by division:
Modular Vision Systems Division	85%	81%	87%
Surface Inspection Systems Division	15%	19%	13%
Total	100%	100%	100%

Revenue by geography:
Americas	36%	35%	36%
Europe	33%	31%	32%
Asia	18%	17%	17%
Japan	13%	17%	15%
Total	100%	100%	100%

Revenue by market:
Factory automation	76%	75%	70%
Web and surface inspection	15%	19%	17%
Semiconductor and electronics capital equipment	9%	6%	13%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com